Exhibit 99.1

ESCO Technologies Inc

For more information contact:                              For media inquiries:
Patricia K. Moore                                          David P. Garino
Director, Investor Relations                              (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

                      ESCO ANNOUNCES FIRST QUARTER RESULTS
                      ------------------------------------

     ST. LOUIS, February 7, 2008 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the first quarter ended December 31, 2007. Within this release, references to "quarters" relate to the fiscal quarters ended December 31 for the fiscal years noted. Net earnings and earnings per share (EPS) are presented from "Continuing Operations" and "Discontinued Operations." Continuing Operations represent the results of the ongoing businesses of the Company, including the results of Doble for the one-month period subsequent to its November 30, 2007 acquisition. Discontinued Operations represent the results of the filtration portion of Filtertek which was sold on November 25, 2007.

1st Quarter Summary - Continuing Operations:
--------------------------------------------
                                             1st Qtr         1st Qtr
($ in millions)                               2008            2007        Delta
---------------                               ----            ----        -----
Net Sales                                    $135.0           80.6        67.5%
Net Earnings (Loss) - Continuing Ops.        $  7.9           (1.4)        N.A.
                                             ======           ====
EPS - Continuing Operations                  $  0.30          (0.05)       N.A.
                                             =======          =====

     First quarter 2008 EPS from Continuing Operations was negatively impacted by $0.11 per share ($4.7 million, pretax) as a result of TWACS NG software amortization ($2.3 million, pretax), purchase accounting amortization ($0.7 million, pretax) related to the Company's recent acquisitions, and Doble's purchase accounting inventory step-up ($1.7 million, pretax) described in the "Doble Purchase Accounting" section below.

                                    - more -


Add One


1st Quarter Summary - Discontinued Operations:
----------------------------------------------
                                               1st Qtr     1st Qtr
($ in millions)                                 2008        2007         Delta
---------------                                 ----        ----         -----
Net Loss - Discontinued Ops.                   $(5.1)       (0.0)         N.A.
                                               =====        ====
EPS - Discontinued Operations                  $(0.19)      (0.00)        N.A.
                                               ======       =====

     The sale of Filtertek resulted in a net loss from Discontinued Operations driven by the write-down of the vacated Puerto Rico property held for sale, and by income tax expense related to its foreign operations. The divestiture of Filtertek, after subtracting transaction costs, generated $77 million of cash.

Segment Update
--------------

     The Company has renamed its Communications Segment the "Utility Solutions Group." The renaming of this segment more accurately describes the segment's operating activities and reflects the strategic alignment of the respective operating entities to focus on a single goal of satisfying the expanding AMI, Smart Grid, and other operational requirements of electric, gas and water utilities worldwide.

     The name change was made in conjunction with the Company's previously announced strategic integration and rebranding of its AMI related technologies Aclara Power-Line Systems Inc., formerly known as DCSI, Aclara RF Systems Inc., formerly known as Hexagram, and Aclara Software Inc., formerly known as Nexus Energy Software. Further supporting the name change was the first quarter acquisition of Doble. Comtrak remains in this segment.

Sales
-----

     First quarter 2008 sales were $135.0 million, or 67.5 percent higher than first quarter 2007 sales of $80.6 million with all three operating segments contributing to the sales growth. Fiscal 2008 first quarter sales include the recognition of $20.5 million of revenue related to electric AMI shipments to PG&E required to be deferred until the delivery of TWACS NG software version 3.0, which was delivered to PG&E in December 2007. Before considering the recognition of this deferred revenue, 2008 first quarter sales were $114.5 million, or 42.1 percent higher than 2007.

     Utility Solutions Group sales of $79.3 million increased $49.3 million,  or
164.3 percent in the 2008 first quarter (or increased $28.8 million, or 96 percent before deferred revenue recognition) compared to the first quarter of 2007 with all product lines, except Comtrak,

                                    - more -


Add Two


recording higher sales in the current quarter. Fixed network power-line AMI sales increased $31.6 million, or 194.9 percent, in the 2008 quarter driven by the PG&E revenue recognition and an 84.5 percent increase in deliveries to COOP and public power (Municipal) customers which totaled $22.0 million. Fixed network RF AMI sales increased $11.0 million, or 144.6 percent, in the 2008 quarter primarily due to higher gas AMI deliveries at PG&E. Acquisitions added $9.4 million in sales to the first quarter of 2008. Software sales increased 4.3 percent and sales of digital video security products decreased $2.9 million in the first quarter of 2008.

     Test segment sales of $32.1 million increased $3.9 million, or 13.8 percent, during the first quarter of 2008 as a result of the ongoing strength of the wireless and electronics end markets, especially in Asia.

     Filtration segment sales of $23.6 million increased $1.2 million, or 5.4 percent in the first quarter of 2008 primarily driven by the continued strength in the commercial aerospace market.

Earnings Before Interest and Taxes (EBIT)
-----------------------------------------

     On a segment basis, items that impacted EBIT dollars and EBIT as a percent of sales ("EBIT margin") during the first quarter of fiscal 2008 included the following:

     In the Utility Solutions Group, EBIT for the 2008 first quarter was $13.4 million (16.9 percent of sales), compared to a loss of $2.8 million in the 2007 first quarter. The $16.2 million increase in EBIT dollars in 2008 is the result of the higher sales volumes across the segment as noted above. The 2008 first quarter also included higher TWACS NG software amortization compared to the 2007 first quarter ($2.3 million compared to $0.9 million) and a $1.7 million decrease in EBIT driven by lower sales of video security products.

     In the Test segment, 2008 first quarter EBIT was $2.0 million (6.2 percent of sales) compared to the 2007 first quarter EBIT of $2.1 million (7.4 percent of sales) driven by the mix of chamber products and components sold.

     In the Filtration segment, the 2008 first quarter EBIT was $3.6 million (15.3 percent of sales) compared to $1.7 million (7.6 percent of sales) in the prior year first quarter. The increase in both EBIT dollars and margin is due to the continued strength of commercial aerospace and a more favorable product mix.

     Corporate operating costs included in EBIT were $5.0 million in the first quarter of 2008 compared to $4.6 million in the 2007 first quarter. The 2008 increase is due to lower royalty income.

                                    - more -


Add Three


Effective Tax Rate
------------------

     The effective tax rate from Continuing Operations in the first quarter of 2008 was 37.7 percent. The 2007 first quarter tax benefit was favorably impacted by a $0.9 million tax credit.

New Orders
----------

     New orders received in the 2008 first quarter were $130.4 million compared to $126.6 million received in the 2007 first quarter resulting in a backlog at December 31, 2007 of $253.0 million.

     New orders received were $67.3 million in the Utility Solutions Group, $33.3 million in Test, and $29.8 million in Filtration during the first quarter of 2008.

     During the 2008 first quarter, the Company signed a contract with the Puerto Rico Electric Power Authority (PREPA) for a total value expected to be $27 million for the purchase of Aclara Power-Line Systems meter modules and substation equipment to be delivered over the next two-and-a-half years. Purchases under this contract occur upon the issuance of purchase orders, and approximately $2 million of orders related to this contract were recorded during the first quarter of 2008.

     Orders from PG&E during the 2008 first quarter were $14.2 million, and subsequent to the quarter end, the Company recorded an additional $18.2 million of PG&E orders related to its gas AMI deployment, resulting in year-to-date PG&E orders of $32.4 million.

Cash
----

     Net cash provided by operating activities from Continuing Operations was $16.4 million during the 2008 first quarter, compared to $1.2 million in the 2007 first quarter. At December 31, 2007, the Company had $23.7 million in cash and $265 million of total debt outstanding incurred as part of the Doble acquisition.

Doble Acquisition
-----------------

     On November 30, 2007, the Company acquired the stock of Doble Engineering Company, headquartered in Watertown, Massachusetts, for $319 million in cash plus working capital adjustments, funded by a combination of existing cash on hand and borrowings under a new $330 million credit facility led by National City Bank.

                                    - more -


Add Four


Doble Purchase Accounting
-------------------------

     Management has recorded its preliminary purchase accounting valuation related to the tangible and identifiable intangible assets for Doble. Identifiable intangible assets generally include: trade names; customer relationships; patents and proprietary know-how; firm order backlog; non-compete and employment agreements for key managers; and specific software and database applications. These identifiable intangible assets are required to be recorded on the opening balance sheet and amortized over their useful lives.

     The total amount of Doble's identifiable intangible assets subject to amortization was $58.0 million and the estimated lives for these assets ranged from five years for certain software and database applications to 20 years for certain long-term customer relationships. Other intangible assets identified in the purchase accounting valuation were $214.3 million of non-amortizable goodwill and $75.7 million of indefinite life trade names.

     The annual pretax amortization charge related to Doble's identifiable intangible assets is expected to be approximately $3.5 million for five years, decreasing to $2.7 million for the remaining 15 years.

     Regarding tangible assets, Doble's finished goods inventory was required to be "stepped up" during purchase accounting by $3.1 million, which results in finished goods inventory being sold with no profit recognized. This results in positive cash flow, but "lost" profit of $2.6 million during fiscal 2008 and $0.5 million in fiscal 2009.

Chairman's Commentary
---------------------

     Vic Richey, Chairman and Chief Executive Officer, commented, "First quarter operating results were slightly above our previous expectations, and entered orders were much better than expected. Although the sale of Filtertek resulted in a charge for the quarter, I'm confident that the redeployment of the cash proceeds towards the acquisition of Doble will produce long-term shareholder value. This acquisition enhances the strategic positioning of our Utility Solutions Group to expand our offerings in the area of Smart Grid initiatives. Doble places us squarely on a path of offering state-of-the-art communications systems and asset management solutions for monitoring equipment and metering end-points along the utilities' transmission lines from generation through power delivery.

                                    - more -


Add Five


     "Our Utility Solutions Group orders were well ahead of plan this quarter, with the bulk of the upside attributable to accelerated orders from PG&E for the gas portion of its AMI deployment. In addition, we continue to aggressively pursue the electric portion of PG&E's project through the successful deployment of our power-line system and the ongoing development of our RF electric solution. The Filtration segment posted better than expected entered orders driven by the aerospace market, and our Test businesses continue to gain momentum internationally, especially in Asia and other emerging markets.

     "In January, we launched a branding initiative to emphasize the seamless AMI solution that we are now capable of providing. We have renamed each of our AMI businesses using the new brand name "Aclara" and we received very positive customer reactions at the most recent trade show."

     Mr. Richey concluded, "I am encouraged by the continued market leadership that our businesses demonstrate with innovative products and reliable services. I'm confident that the strategic repositioning through the purchase of Doble and the sale of Filtertek further strengthens ESCO and exemplifies our long-term commitment for profitable growth and increased shareholder value. Based on our current outlook described below, 2008 should be an exciting time for ESCO, both from a customer and shareholder perspective."

Business Outlook
----------------

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

     The Business Outlook described below excludes the Discontinued Operations of Filtertek, and includes: the expected operating results of Doble for the 10 months of operations included in fiscal 2008 since the date of acquisition; the impact of the amortization of identifiable intangible assets related to Nexus, Hexagram, and Doble; the impact of the inventory step-up resulting in "lost" profit; and the amortization of the TWACS NG software.

PG&E Contract
-------------

     PG&E's ongoing technology assessment activities may impact the timing and / or receipt of future orders from PG&E for its electric deployment, and until PG&E completes this evaluation and determines whether it will modify its AMI project plan, the Company cannot

                                    - more -


Add Six


reasonably estimate the timing or total value of equipment orders that may be received under the current power-line based contract. The gas portion of the PG&E contract is continuing to be deployed using Aclara RF's fixed network solution. The RF electric pilot continues being tested as a potential alternative electric solution for PG&E and has been performing well.

Earnings Per Share - 2008
-------------------------

      Management expects fiscal year 2008 EPS to be within the following ranges:

EPS - GAAP Continuing Operations                      $1.80     to    1.90
Add: Intangible Asset Amortization and
        Inventory Step-Up                             $0.42           0.42
                                                      -----           ----

EPS - Adjusted Basis                                  $2.22    to     2.32
                                                      =====           ====

     The $0.42 per share ($17.8 million, pretax) noted in the above reconciliation includes TWACS NG software amortization ($10.9 million, pretax), purchase accounting intangible asset amortization ($4.3 million, pretax) related to the Company's recent acquisitions, and Doble's purchase accounting inventory step-up ($2.6 million, pretax) described above.

     Additionally, interest expense for 2008, which is included in the GAAP EPS amounts noted above, is expected to be in the range of $0.24 to $0.26 per share, and stock option expense is expected to be in the range of $0.08 to $0.10 per share for the year. The effective annual tax rate for fiscal 2008 is expected to be approximately 37.5 percent.

     Throughout the remaining three quarters of 2008, EPS is projected to be more heavily weighted towards the second half of the fiscal year. Approximately 70 percent of the projected GAAP earnings from Continuing Operations noted above are expected to be realized in the third and fourth quarters, primarily driven by the significant ramp up in deliveries within the Utility Solutions Group. The EPS loss from Discontinued Operations is expected to be $0.19 to $0.20 per share.

Revenues and EBIT Margins - 2008
--------------------------------

     Management expects 2008 consolidated revenues to increase approximately 40 percent compared to 2007, and to be in the range of $620 to $625 million. The expected consolidated EBIT margins should be in the range of 13.9 to 14.3 percent (compared to 8.3 percent in 2007) including the impact of the amortization of identifiable intangible assets, TWACS NG software

                                    - more -


Add Seven


amortization, and the inventory step-up noted above. Excluding the $17.8 million of intangible amortization expense and purchase accounting charges related to inventory, the consolidated EBIT margins would be in the range of 16.9 to 17.3 percent.

On a segment basis, Management expects the following:

o Utility Solutions Group sales are expected to increase 78 to 80 percent and should be in the range of $353 to $356 million with EBIT margins in the range of 19.2 to 19.6 percent driven by the Doble acquisition along with significant sales increases across all product offerings. Excluding TWACS NG amortization, which is expected to be approximately $10.9 million, EBIT margins would be approximately 22.5 percent.

o Test sales are expected to increase 6 to 7 percent and should be in the range of $148 to $151 million with EBIT margins in the range of 12 to 12.5 percent.

o Filtration sales are expected to increase 11 to 12 percent and should be in the range of $117 to $119 million with EBIT margins in the range of 18 to
     18.3 percent.

o Corporate operating costs will increase in 2008 and should be in the range of $21 to $22 million, and include approximately $4.3 million of pretax amortization of purchase accounting intangible assets, and approximately $2.3 million of pretax expense related to stock options.

Conference Call
---------------

     The Company will host a conference call today, February 7, at 4:00 p.m., Central time, to discuss the Company's first quarter operating results. A live audio webcast will be available on the Company's web site at www.escotechnologies.com. Please access the web site at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company's web site noted above or by phone (dial 1-888-203-1112 and enter the pass code 4965739).

Forward-Looking Statements
--------------------------

Statements in this press release regarding the amounts and timing of fiscal 2008 future revenues, results, earnings, sales, EBIT, EPS, sales and EBIT margins on a consolidated basis and on a segment and operating unit basis, fiscal 2008 corporate operating expenses, amortization charges related to Doble's identified intangible assets, potential future revenues from Doble, amortization expenses, fiscal 2008 effective tax rate, long-term success of the Company, interest expenses, stock option expenses, amounts and timing under the PREPA contract, and any other written or

                                    - more -


Add Eight


oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007; actions by the California Public Utility Commission; PG&E's Board of Directors or PG&E's Management impacting PG&E's AMI projects; the outcome of PG&E's evaluation of other technologies to meet their requirements for the electric portion of its service territory; the success of the Company's competitors; changes in or the effect of the Federal Energy Bill; the timing and content of purchase order releases under the PG&E contracts; the Company's successful performance of the PG&E contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; successful execution of the planned sale of the Company's Puerto Rico facility; material changes in the costs of certain raw materials including steel and copper; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters; uncertainty of disputes in litigation or arbitration; the Company's successful execution of internal operating plans; and the integration of newly acquired businesses.

     ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company's web site at www.escotechnologies.com.
-------------------------

                               - tables attached -

Add Nine


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)


                                      Three Months Ended   Three Months Ended
                                      December 31, 2007    December 31, 2006
                                      -----------------    -----------------

    Net Sales                             $ 134,957               80,587
    Cost and Expenses:
      Cost of sales                          84,012               56,014
      SG&A                                   33,510               26,623
      Amortization of intangible assets       3,597                2,026
      Interest (income) expense               1,359                 (321)
      Other (income) expenses, net             (214)                (554)
                                               ----                 ----
        Total costs and expenses            122,264               83,788
                                            -------               ------

    Earnings (loss) before income taxes      12,693               (3,201)
    Income taxes                              4,788               (1,850)
                                              -----               ------

      Net earnings (loss) from
        continuing operations                 7,905               (1,351)

    Loss from discontinued operations,
      net of tax expense of $325 and
      $30, respectively                        (115)                 (30)
    Loss on sale of discontinued
      operations, net of tax of $4,809       (4,974)                   -
                                             ------                 ------
      Net loss from discontinued
        operations                           (5,089)                 (30)

      Net earnings (loss)                 $   2,816               (1,381)
                                          =========               ======

    Earnings per share:
      Basic
        Continuing operations                  0.31                (0.05)
        Discontinued operations               (0.20)               (0.00)
                                              -----                -----
        Net earnings (loss)               $    0.11               (0.05)
                                          =========               =====

      Diluted
        Continuing operations                  0.30                (0.05)
        Discontinued operations               (0.19)               (0.00)
                                              -----                -----
        Net earnings (loss)               $    0.11                (0.05)
                                          =========                =====

    Average common shares O/S:
      Basic                                  25,759               25,874
                                             ======               ======
      Diluted                                26,202               25,874
                                             ======               ======


                                    - more -

Add Ten


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     Condensed Business Segment Information
                                   (Unaudited)
                             (Dollars in thousands)

                                 Three Months Ended
                                    December 31,
                                    ------------
                                  2007         2006
                                  ----         ----

Net Sales
  Utility Solutions Group      $ 79,309       30,034

  Test                           32,065       28,202

  Filtration                     23,583       22,351
                                 ------       ------
    Totals                     $134,957       80,587
                               ========       ======

EBIT

  Utility Solutions Group      $ 13,408       (2,782)

  Test                            1,990        2,143

  Filtration                      3,649        1,682

  Corporate                      (4,995) (1)  (4,565) (1)
                                 ------       ------
    Consolidated EBIT          $ 14,052       (3,522)

  Interest (expense)/income      (1,359)         321
                                 ------          ---
  Earnings (loss) before
    income taxes               $ 12,693       (3,201)
                               ========       ======


Note: Depreciation and amortization expense was $5.7 million and $3.5 million for the quarters ended December 31, 2007 and 2006, respectively.

(1) Includes $0.7 million of amortization of acquired intangible assets.

Add Eleven


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                  Reconciliation of Non-GAAP Financial Measures
                                   (Unaudited)


EBIT Margin Outlook-FY 2008
---------------------------

Consolidated EBIT margin in the range of 13.9 percent to 14.3 percent, consolidated EBIT margin excluding the $17.8 million of intangible amortization expense in the range of 16.9 percent to 17.3 percent, Utility Solutions Group segment EBIT margin in the range of 19.2 percent to 19.6 percent, Utility Solutions Group segment EBIT margin of approximately 22.5 percent (excluding TWACS NG amortization of approximately $10.9 million), Test segment EBIT margin in the range of 12 percent to 12.5 percent, and Filtration segment EBIT margin in the range of 18 percent to 18.3 percent under "Revenues and EBIT
Margins-2008" cannot be reconciled with a GAAP measure as these represent forward-looking measures with no comparable GAAP measurement quantifiable at this time.


                                    - more -

Add Twelve


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)


                                       December 31,    September 30,
                                            2007            2007
                                            ----            ----

Assets
  Cash and cash equivalents              $ 23,694           18,638
  Accounts receivable, net                 96,322           85,319
  Costs and estimated earnings
    on long-term contracts                 10,885           11,520
  Inventories                              73,150           55,885
  Current portion of deferred
    tax assets                             18,982           25,264
  Other current assets                     14,122           28,054
  Current assets of discontinued
    operations                              1,100           35,670
                                            -----           ------
    Total current assets                  238,255          260,350

  Property, plant and equipment, net       71,499           50,193
  Goodwill                                339,737          124,757
  Intangible assets, net                  207,928           74,624
  Other assets                             14,965           10,338
  Other assets of discontinued
    operations                                  -           55,845
                                          -------           ------
                                         $872,384          576,107
                                         ========          =======


Liabilities and Shareholders' Equity
------------------------------------
  Short-term borrowings and current
    maturities of long-term debt         $ 30,000                -
  Accounts payable                         33,375           45,726
  Current portion of deferred revenue      15,201           24,621
  Other current liabilities                41,273           31,859
  Current liabilities of discontinued
    operations                                  -           16,994
                                          -------           ------
      Total current liabilities           119,849          119,200
  Long-term portion of deferred revenue     5,389            4,514
  Deferred tax liabilities                 72,365           18,522
  Other liabilities                        18,177           15,854
  Long-term debt                          235,000                -
  Other liabilities of discontinued
    operations                                  -            2,534
  Shareholders' equity                    421,604          415,483
                                          -------          -------
                                         $872,384          576,107
                                         ========          =======


                                    - more -

Add Thirteen


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                    Three Months Ended
                                                     December 31, 2007
                                                     -----------------

Cash flows from operating activities:
  Net earnings                                          $   2,816
  Adjustments to reconcile net earnings to net
   cash provided by operating activities:
    Net loss from discontinued operations                   5,089
    Depreciation and amortization                           5,702
    Stock compensation expense                              1,207
    Changes in operating working capital                    5,436
    Effect of deferred taxes                                5,168
    Change in deferred revenues and costs, net             (7,812)
    Other                                                  (1,229)
                                                           ------
      Net cash provided by operating activities -
        continuing operations                              16,377
      Net cash provided by discontinued operations          1,816
                                                            -----
      Net cash provided by operating activities            18,193
                                                           ------

Cash flows from investing activities:
  Acquisition of businesses                              (338,468)
  Additions to capitalized software                        (5,574)
  Capital expenditures - continuing operations             (4,503)
                                                           ------
    Net cash used by investing activities -
      continuing operations                              (348,545)

  Capital expenditures - discontinued operations           (1,126)
  Proceeds from divestiture of business, net -
    discontinued operations                                76,954
                                                           ------
    Net cash provided by investing activities -
      discontinued operations                              75,828
                                                           ------
  Net cash used by investing activities                  (272,717)
                                                         --------

Cash flows from financing activities:
  Proceeds from long-term debt                            274,723
  Principal payments on long-term debt                     (9,723)
  Debt issuance costs                                      (2,965)
  Net decrease in short-term borrowings -
    discontinued operations                                (2,844)
  Excess tax benefit from stock options exercised             737
  Proceeds from exercise of stock options                     235
  Other                                                      (583)
                                                             ----
    Net cash provided by financing activities             259,580
                                                          -------
  Net increase in cash and cash equivalents                 5,056
  Cash and cash equivalents, beginning of period           18,638
                                                           ------
  Cash and cash equivalents, end of period               $ 23,694
                                                         ========


                                    - more -

Add Fourteen


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                          Other Selected Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

Backlog And Entered          Utility
Orders-Q1 FY 2008           Solutions      Test   Filtration   Total
-----------------           ---------      ----   ----------   -----
  Beginning Backlog
   9/30/07 continuing
   operations               $ 123,176     60,038    74,394    257,608
  Entered Orders               67,261     33,307    29,804    130,372
  Sales                       (79,309)   (32,065)  (23,583)  (134,957)
                              -------    -------   -------   --------
  Ending Backlog-12/31/07   $ 111,128     61,280    80,615    253,023
                            =========     ======    ======    =======



                                      # # #